Exhibit 99.1

Program: The Claman Countdown

Date: 09/06/2022

Station: Fox Business News

Time: 3:00PM

LIZ CLAMAN: The long awaited Ethereum merger was supposed to begin this week. Right, with doubts swirling around the digital tokens, the world’s largest operator of crypto ATMs. Bitcoin depot is forging ahead and planning to make its public debut via SPAC on the Nasdaq in an $885 million deal. Joining me now in a Fox Business exclusive, Bitcoin Depot founder and CEO Brandon Mintz. Well, Brandon, I mean, these are the kinds of headlines that, look, any nascent stage technology is going to have trouble. But this scares people, doesn’t it? You know, what do you think when you hear something like this? And what do you have to say to people who are worried about investing in crypto because they hear that look, even Bill Murray, who probably had really great advice on setting these things up, got hacked.

BRANDON MINTZ: Well, first off, thanks for having me on this show is. But there’s a phrase that we like to say in crypto, not your keys, not your coins. And what that means is you really want to maintain your own custody of your own cryptocurrency, and therefore you have access to your own private keys. A lot of the online exchange options don’t allow you to do that. But with Bitcoin Depot and our Bitcoin Depot Wallet app, our users actually maintain their own custody of their crypto and have their own private keys. So even if Bitcoin depot were to get hacked, for example, the users would be completely unaffected since we don’t have any access to their wallets.

CLAMAN: Yeah, well, you know, we’re calling it Ghost in the Machine, but these are hackers in the machine that were able to somehow get through there. And so I guess the question becomes, as you are launching what is expected to be this near $1 billion reverse merger to go public with your ATM machines that enable people to put money in and be given these tokens back? Talk to us about how it actually works and what do you think something like this does to the psychology of everything that is swirling around this very early stage industry?

MINTZ: Well, how it works is you would actually go to our website or our Bitcoin Depot app and we have over 15,000 locations where you can buy crypto in person. Around 7000 of those are Bitcoin ATMs. And we have another service we just launched called BD Check Out that has thousands of additional locations as well. So when you download our app, you’re going to be provided a QR code for your Bitcoin wallet address. For example, you would go to the machine, you would enter identifying information, you would then scan that QR code from your wallet, put in cash, and the bitcoin would be on the way to your wallet immediately. The whole process only takes about a minute or two and it’s really going to open up access to crypto for millions of people in the country and around the world. So I think in terms of how it changes the psychology is it allows anyone and everyone from all walks of life to enter the crypto ecosystem. And I think that ease of access will continue to further adoption.

CLAMAN: You know, everybody talks about how blockchain is this digital ledger and that no bitcoin can ever really be stolen because you can see every single train car on this ledger. It’s almost like cars on a train attached to each other to see exactly where things went. The merge as it’s being called for Ethereum is supposed to start happening this week and this is where for people who don’t really quite understand this, it’s a little wonky, but it’s going to cut the cost, supposedly of the proof of work details that go into providing this ledger. How do you think it affects somebody like you where you have people who are going to be using these thousands and thousands of kiosks around the country in the world and trying to make sure they keep their eyes on exactly where their money is going.

MINTZ: I think it’ll encourage a lot of our users to buy Ethereum now more than in the past, because the Ethereum transaction fee is known as gas fees have been extremely high at times where people might have been paying, you know, 30 or $40 to send Ethereum from one person to the other, even if they were sending, you know, $100 total. But but now, if the Ethereum network can complete this merge and get to a much more scalable place, the Ethereum network can allow transactions, we’re hoping in costs as low as a few pennies per transaction. So I think that could be a game changer for money transfer and international remittances, for example, both of which are use cases on why our users use our Bitcoin ATMs.

CLAMAN: You know, Bitcoin and crypto researcher Kyle MacDonnell is warning that this Etherium merge could actually potentially crash the digital market when it comes to, you know, forcing people to say, wait a minute, wait a minute, this is this is not working. Do you agree with that at all? Do you see any worries on the horizon about this merge and what may happen? I mean, it’s not exactly Y2K, but those fears are there about this.

MINTZ: Well, it’s a very big project. And the Ethereum network has, you know, hundreds of millions of dollars and market cap. But there have been plans in place for a long time to make this happen. And I know there’s thousands of developers around the world that have contributed to this merge. So all I can say is that it’s been a very carefully thought out plan and that everyone in the industry is really hoping for the best and we see a lot of positive outcomes from the merge happening very soon.

CLAMAN: Well, we will be watching for your big moment. When you reverse merge, please come back. Brandon. We have a great record of having people on their big day when they go public to have their opportunity to speak to our investor audience. So thanks very much.

MINTZ: Thanks a lot. It’s hope to be back soon.

CLAMAN: Thanks.

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